Exhibit 99.1

Contact:	D. Anthony Peay—(804) 632-2112 Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

January 28, 2009	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH—News) reports net income for the year ended December 31, 2008 of $14.5 million, down $5.2 million, or 26.5%, from $19.8 million compared to the prior year. This decline represents a decrease in earnings per share, on a diluted basis, of $.40, or 27.2%, from $1.47 to $1.07. Return on average equity for the twelve months ended December 31, 2008 was 6.70%, while return on average assets was .61%, compared to 9.61% and .91%, respectively, for the same period in 2007. The decrease was driven by declines in the net interest margin, increased provisions for loan losses and noninterest expenses associated with the purchase of bank branches. These expense increases were partially offset by gains from the sale of bank owned property, growth in service charge income on deposit accounts and increased profitability in the mortgage segment.

“In a difficult economic and rate environment, we were able to achieve satisfactory results in 2008”, said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “Net income was impacted by increased loan loss reserves reflecting the slowing of economic activity and reduced net interest income driven by the rapid decline in short term interest rates. Last year did have its bright spots however. Union Mortgage had a strong production year and returned to profitability. Our banks increased loans by $120 million by continuing to lend to a diverse group of customers. Efforts to increase low costs deposits resulted in improved liquidity which will support future loan growth as the economy recovers.”

For the three months ended December 31, 2008, net income was $2.3 million, down 37.0% from $3.6 million for the same quarter in 2007. Earnings per share, on a diluted basis, decreased $.10, or 37.0%, to $.17 from $.27 for the same quarter a year ago. Return on average equity for the quarter ended December 31, 2008 was 4.08%, while return on average assets for the same period was 0.37%, compared to 6.80% and .64%, respectively, for the prior year’s same quarter.

This year to year decline was largely the result of lower net interest income and increased provisions for loan losses. These increased expenses were partially offset by increased profitability in the mortgage segment and growth in service charge income on deposit accounts.

On a linked quarter basis, net income for the quarter ended December 31, 2008 was $2.3 million, down $2.0 million as compared to the most recent quarter ending September 30, 2008. Earnings per share, on a diluted basis, declined $.14 from $.31 to $.17. Return on average assets and return on average equity were .37% and 4.08%, respectively. These current quarter declines were largely attributable to a 37 basis point decline in the net interest margin and prior quarter gains from the sale of bank owned property.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended December 31, 2008 were $.19 as compared to $.29 for the same quarter a year ago and $.34 for the quarter ended September 30, 2008. Additionally, cash basis return on average tangible common equity for the quarter ended December 31, 2008 was 6.98% as compared to 10.93% in the prior year’s fourth quarter and 12.26% for the quarter ended September 30, 2008.

NET INTEREST INCOME

On October 8, 2008, in response to weakening economic activity and lower inflationary pressures, the Federal Open Market Committee (“FOMC”) of the Federal Reserve Board of Governors cut the targeted Federal funds rate 50 basis points from 2.0% to 1.5%. On October 29, 2008, the FOMC decided to lower its target for the Federal funds rate another 50 basis points to 1%, in response to declining consumer spending and slowing pace of economic growth. On December 16, 2008, the FOMC decided again to lower its target range for the Federal funds rate between 0% and 25 basis points, citing deteriorating labor market conditions, and weak outlooks for consumer spending, business investment and industrial production. The economic events and financial turmoil of the months during and prior to these coordinated rate cuts have placed stress on deposit pricing and competition for those deposits, both having an impact on the Company’s net interest margin.

For the year ended December 31, 2008, net interest income, on a tax-equivalent basis, increased by $2.5 million, or 3.2%, to $81.3 million compared to the same period last year. The increase in net interest income was achieved despite a decline in the net interest margin of 27 basis points, from 4.06% to 3.79%. The net interest margin decline was partially attributable to a steeper decline in yields on interest-earning assets as compared to costs of interest-bearing liabilities. Yields on interest-earning assets declined 96 basis points and the cost of interest-bearing liabilities declined 87 basis points. The increase in net interest income was achieved principally as a result of lower interest expenses associated with certificates of deposit and borrowings and increased interest income from increased loan volume, despite lower yields.

For the three months ended December 31, 2008, net interest income, on a tax-equivalent basis, decreased $216 thousand, or 1.1%, to $19.6 million compared to the same period last year. This decrease was attributable to the decline in interest yields outpacing the decline in cost of funds, resulting in a reduction in the net interest margin of 37 basis points, from 3.89% to 3.52%. Yields on average interest-earning assets declined 114 basis points (loan yields declined 126 basis points) and the cost of interest-bearing liabilities declined 98 basis points (interest-bearing deposits declined 72 basis points). While growth in earning assets offset some of this differential, competition for deposits and a lag in deposit repricing inflated the cost of funds. Of the increase in funding sources, average money market volumes increased $144.8 million and certificates of deposit less than $100 thousand increased $83.5 million. This compares to average loan growth of $152.6 million, or 9.0%, over the same period last year.

On a linked quarter basis, tax-equivalent net interest income decreased $1.6 million, or 7.4%, to $19.6 million. The tax-equivalent net interest margin declined 37 basis points to 3.52% from 3.89% over the most recent quarter. Contributing to this decrease was a faster decline in interest-earning asset yields as compared to costs associated with the funding of those assets. Additionally, increased volumes in certificates of deposit and money market savings accounts amid declines in checking and regular savings accounts put pressure on the net interest margin. Total average interest-earning asset yields declined 34 basis points to 6.08% on increased total average interest-earning asset volumes of $50.9 million. Total average interest-bearing liabilities increased $71.6 million but the related cost of funds only declined 1 basis point to 2.90%.

On September 29, 2008, amid significant disruption and uncertainty in the financial markets, the Company borrowed $50 million in Federal Home Loan Bank (“FHLB”) advances at a rate of 3.52% with a maturity of September 28, 2009. Also, during this time, the FOMC precipitously lowered the Federal funds target from 2.0% to a target of between 0% and 25 basis points. At that time, the Company considered the FHLB advance a contingency plan against unforeseen and unprecedented market movements. The earnings spread between the advance and the corresponding short-term investment yield was negative and consequently has had an unfavorable impact on the Company’s net interest margin. Movements in interest rates subsequent to the advance made prepayment of the advance cost prohibitive.

A variety of investment and funding activity occurred during 2007 and is stated herein for comparative purposes. For the year ended December 31, 2007, approximately $8.0 million ($6.2 million during the first quarter and $1.8 million during the second quarter) of investment securities were called by the issuers resulting in gains of $508 thousand ($301 thousand during the first quarter and $207 thousand during the second quarter). The proceeds from these calls, combined with additional funds, were used to pay off approximately $15.0 million of higher cost (6.3%) FHLB advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter and $197 thousand during the second quarter) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest income for the year ended December 31, 2007. Absent this interest expense adjustment, the net interest margin would have been 4.08%, instead of 4.06%, for the year ended ending December 31, 2007.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns over asset quality, precipitated by subprime mortgage lending, declining real estate activity and general economic conditions, continued during the fourth quarter. These issues have begun to impact the markets in which the Company operates, principally through slowing real estate activity and general economic uncertainty. The risk and performance of the Company’s loan portfolio is reflective of the relatively stable markets in which we operate and which we understand. While these markets have experienced slowing economic activity in the last year, they remain in much better condition than the well-publicized markets in Arizona, Florida, California and other states where we do not lend and do not have loan loss exposure. In addition, the Company’s loan portfolio does not include exposure to subprime mortgage loans.

During the quarter the Company experienced some deterioration in asset quality, including increased nonperforming assets and anticipates there may be additional softening in the near-term. The Company has a significant concentration in real estate loans and has experienced reduced activity in the real estate development and housing sector. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across our markets has declined. While this slower activity may negatively impact delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Necessary resources are being devoted to the ongoing review of our portfolio and the workout of any problem assets to minimize any loss to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate and adjust the allowance for loan losses accordingly.

Net charge-offs were $2.0 million, or 0.42% of loans on an annualized basis, for the quarter ended December 31, 2008, compared to net charge-offs of $393 thousand, or 0.09%, in the same quarter last year and $897 thousand, or 0.19%, for the quarter ended September 30, 2008. Net charge-offs in the current quarter included commercial loan charge-offs of $681 thousand, construction loans charge-offs of $634 thousand and indirect auto loan charge-offs of $294 thousand. Net charge-offs for the year were $3.9 million, or .21%, of total loans for 2008, as compared to $872 thousand, or .05% of total loans for 2007. At December 31, 2008, total past due loans were $29.4 million, or 1.57%, of total loans, up from 0.61% at December 31, 2007.

At December 31, 2008, nonperforming assets totaled $21.5 million, an increase of $11.4 million since December 31, 2007 and $4.4 million since September 30, 2008. The increases in 2008 relate principally to loans in the real estate development and housing sector, including construction-related businesses.

The largest nonperforming asset is a single credit relationship totaling $6.9 million dating to 2004. The Company entered into a workout agreement with that borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of December 31, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced, due to payments from the borrower, to $6.9 million at December 31, 2008. Despite the lengthy nature of this workout, the Company continues to work with the borrower toward a resolution of the affiliated loans and anticipates this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

Nonperforming loans include commercial real estate loans of $7.2 million (including the aforementioned $6.9 million credit), commercial and industrial loans of $3.0 million, acquisition and development loans of $939 thousand, construction loans of $890 thousand, and other loans totaling $2.4 million. Historically and particularly in the current economic environment, we seek to work with our customers to work through collection issues, while taking appropriate actions to minimize any loss to the Bank. These loans are closely monitored and evaluated for collection with appropriate loss reserves established where necessary.

Nonperforming assets also includes $7.1 million in other real estate owned. This total includes foreclosures on three acquisition and development loans totaling approximately $4.2 million, construction loans of $2.4 million and $466 thousand in land left from the development of a bank branch site. These properties have been adjusted to their fair values at the time of foreclosure and any losses taken as loan charge-offs.

For the quarter ended December 31, 2008, the provision for loan losses increased $1.9 million from the quarter ended December 31, 2007. On a linked quarter basis, the provision for loan losses decreased $590 thousand. The provision for loan losses increased $9.0 million for the twelve months ending December 31, 2008 compared to the same period a year ago. The increases in the provision for loan losses and the current levels in the allowance for loan losses reflect loan growth in the periods reported, specific reserves related to nonperforming loans, net charge-offs and delinquency trends, uncertainty with regard to general economic and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

For the year ended December 31, 2008, noninterest income increased $5.5 million, or 21.7%, to $30.6 million from $25.1 million for the same period in 2007. This increase included increased gains on the sale of mortgage loans of approximately $2.3 million, increased revenue of $1.8 million from deposit account service charges and other fees and increases in gains from sales of bank owned real estate totaling approximately $1.6 million over 2007. These increases were partially offset by lower gains on securities transactions of $557 thousand related to securities that were called by the issuers in the prior year.

For the three months ended December 31, 2008, noninterest income increased $36 thousand, or 0.6%, compared to last year’s same quarter. Total noninterest income was approximately $6.4 million for both three month periods in 2008 and 2007. The increase principally related to service charges on deposit accounts and income from annuity sales of $118 thousand, lower losses from the sales of fixed assets of $75 thousand and lower gains on sales of loans in the mortgage segment of $170 thousand.

On a linked quarter basis, noninterest income decreased $2.7 million, or 29.4%, to $6.4 million from $9.1 million for the quarter ended December 31, 2008. This decrease included decreases in gains on the sales of two parcels of bank owned real estate totaling approximately $1.8 million, which occurred in the third quarter of 2008. Additionally, the Company experienced lower mortgage segment loan origination volume as gains on sales of loans decreased by approximately $645 thousand from the prior quarter. Absent these third quarter real estate gains and current quarter mortgage segment operations, noninterest income decreased approximately $253 thousand, or 5.5%, and primarily related to lower deposit account service charges and other fee income.

Additionally, for 2008, the Commonwealth of Virginia, exercising its eminent domain rights, acquired bank owned real estate for a public easement, which resulted in a gain of $127 thousand during the first quarter of 2008. Also, the initial public offering of Visa, Inc. common stock resulted in the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. The Company recorded a gain of $198 thousand relating to this redemption of its member banks’ Visa, Inc. common stock. During the third quarter of 2008, the Company sold two parcels of bank owned real estate resulting in gains of approximately $1.8 million. For comparative purposes, during 2007 the Company recorded a gain of $508 thousand on sales of trust preferred securities called by the issuer and a gain of $324 thousand from the sale of its former operations center, partially offset by losses from the disposal of legacy telecommunications equipment of $121 thousand. Absent these real estate and securities gain transactions and mortgage segment revenue during the years ended December 31, 2008 and 2007, noninterest income increased $1.8 million in 2008, or 11.2%, compared to 2007.

For comparative purposes, noninterest income for the years ended December 31, 2008 and 2007 included income associated with the purchase of six bank branches since their September 2007 purchase date. It also included the opening of one de novo bank branch in December 2007 and one in October 2008. The six purchased branches and the de novo branches are referred to collectively herein as the “new branches.” These new branches contributed approximately $126 thousand and $419 thousand to the increase in noninterest income during the years ending December 31, 2007 and 2008, respectively. Absent the noninterest income associated with the new branches, real estate and securities gain transactions discussed above, and mortgage operations during the years ended December 31, 2008 and 2007, noninterest income increased approximately $1.5 million in 2008, or 9.4% compared to the year ended December 31, 2007.

NONINTEREST EXPENSE

For the year ended December 31, 2008, noninterest expense increased $6.1 million, or 8.3%, to $79.6 million compared to the year ended December 31, 2007. Increases in salaries and benefits of $4.4 million, or 11.2%, were primarily attributable to increased mortgage segment commissions of $1.5 million as well as costs associated with personnel in the new branches and normal compensation increases. Occupancy expenses increased $875 thousand, or 14.4%, and were principally attributable to increased facilities costs associated with the Company’s new operations center and the new branches. Some of these increased costs included depreciation, rental expenses, real estate taxes, and, to a lesser extent, utility costs. Other operating expenses increased $678 thousand, or 2.8%, and principally related to ongoing infrastructure enhancements to support the Company’s continued growth, conversion expenses related to merging affiliate banks, as well as higher Federal Deposit Insurance Corporation (“FDIC”) insurance costs due to exhausting assessment credits. Infrastructure enhancements included Voice-over Internet Protocol and the associated hardware and software to support this technology. Approximately $514 thousand of operating expenses related to conversion costs incurred to merge two affiliate banks. Furniture and equipment expenses increased $172 thousand, or 3.6%, and were attributable to the related depreciation of the new branches and the new operations center.

For the three months ended December 31, 2008, noninterest expense decreased $387 thousand, or 1.9%, to $19.6 million from the same quarter a year ago and primarily related to decreases in salaries and benefits and other operating expenses. Salaries and benefits declined $237 thousand as compared to the same quarter a year ago and principally related to lower profit sharing expense. Other operating expenses declined $159 thousand. Declines in operating expenses were led by lower marketing and advertising costs of $211 thousand, reduced ATM costs of $169 thousand, increases in recoveries of $103 thousand and lower communication costs of $98 thousand. Other contributions to lower operating expenses were reductions in training, director activities, meals and travel for a combined total of approximately $125 thousand. Partially offsetting these lower costs were increases in FDIC insurance costs due to assessment credits that were exhausted during the year, as well as increased legal fees, principally related to the Company’s problem loan workouts and collection activities. Occupancy expenses increased $66 thousand and furniture and equipment decreased $57 thousand. Absent mortgage segment operations, current year conversion costs of $245 thousand, related to merging an affiliate bank (Bay Community Bank) into the Company’s largest affiliate (Union Bank and Trust Company), and the prior year conversion costs of $147 thousand, related to acquiring six bank branches, total noninterest expenses increased $15 thousand, or .1%, from the same quarter a year ago.

On a linked quarter basis, noninterest expense decreased by $549 thousand, or 2.7%, to $19.6 million for the three months ended December 31, 2008. Salaries and benefits expenses declined $1.3 million, or 11.8%, primarily related to lower profit sharing expense, group insurance and lower mortgage segment commissions, but were partially offset by increased other operating expenses of $726 thousand. Increases in operating expenses included marketing and advertising expenses related to print media advertising campaigns of $332 thousand, conversion expenses related to the merging of the Bay Community Bank affiliate into Union Bank and Trust Company during the third quarter 2008 of $214 thousand, increased legal fees related to the Company’s problem loan workouts and collection activities of $108 thousand and increased postage related to bank customer mailings of $61 thousand, which included “safety and soundness” mailings to reassure customers based upon the current economic environment. For comparative purposes, without the expenses associated with merging the bank affiliate or mortgage segment operations, noninterest expenses decreased $374 thousand, or 2.2%, from the prior quarter.

For comparative purposes, noninterest expense for the year ended December 31, 2008 and 2007 includes expense associated with the purchase of six bank branches acquired in September 2007, the opening of one de novo bank branch in December 2007 and one in October of 2008. These new branches contributed approximately $828 thousand of noninterest expense for 2007. During 2008, these new branches contributed $1.5 million toward the increase in salaries and benefits, $747 thousand in occupancy expenses, $429 thousand in other operating expenses and $315 thousand in furniture and equipments expenses. Absent the noninterest expense associated with the new branches, merger-related costs, and mortgage segment expenses, noninterest expense increased approximately $2.4 million, or 3.9%, over the year ended December 31, 2007.

The Company expects the higher FDIC insurance assessments to unfavorably impact future periods. The current estimate of the impact of the increased assessments is an additional $1.1 million in noninterest expenses for 2009.

BALANCE SHEET

On December 19, 2008, the Company entered into a letter agreement with the United States Department of the Treasury (the “Treasury”) to issue 59,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”), having a liquidation preference of $1,000 per share for a total price of $59 million. The Preferred Stock pays a cumulative dividend at a rate of 5% per year during the first five years and thereafter at 9% per year. The transaction closed on December 19, 2008. At the time of issuance, the Treasury also received warrants to purchase 422,636 shares of the Company’s common stock at an initial per share exercise price of $20.94. The warrants expire ten years from the issuance date. The issuance and sale of these securities was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Both the Preferred Stock and the warrants will be accounted for as components of the Company’s Tier 1 capital for regulatory purposes. See Company’s Form 8-K filing dated December 19, 2008 for additional details about this transaction.

At December 31, 2008, total assets were approximately $2.6 billion compared to $2.3 billion at December 31, 2007. Net loans increased $120.1 million, or 6.9% from December 31, 2007. The year over year increase in loan growth was spread among the consumer and commercial loan portfolios. Total cash and cash equivalents increased $90.3 million from $58.3 million at December 31, 2007. This increase represented excess liquidity from an FHLB advance plus additional funds related to proceeds from the issuance of Preferred Stock. Deposits increased $267.4 million, or 16.1%, from December 31, 2007 primarily due to increases in money market accounts, the issuance of approximately $81.7 million in brokered certificates of deposit, of which $66.7 million remained at December 31, 2008. Proceeds of $59 million related to the Company’s Preferred Stock issuance added additional capital of $10 million to bank affiliates with the remaining $49 million held in a demand deposit account of a bank affiliate at December 31, 2008. Total borrowings, including repurchase agreements, decreased $79.1 million from December 31, 2007 to $333.6 million at December 31, 2008. The Company’s equity to assets ratio was 10.73% and 9.22% at December 31, 2008 and 2007, respectively.

While not immune from the effects of weakening economic conditions, the Company remains focused on maintaining adequate levels of liquidity and capital during this challenging environment, and believes its sound risk management practices in underwriting and lending will enable it to successfully weather this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

For the year ended December 31, 2008, mortgage segment net income increased by $842 thousand from a net loss of $803 thousand to net income of $39 thousand. Gains on the sale of loans increased $2.3 million, or 26.2%, as a result of revised fee schedules, increased volume in government (FHA/VA) loans and an increase in originations of 14.2%. Expenses related to loan payoff and early payment defaults amounted to $503 thousand, which reduced the gain on sale of loans for the period due to the volatile state of residential mortgage lending. Salaries and benefits increased $1.3 million, principally due to commissions and other expenses related to increased loan originations. Occupancy and furniture and equipment costs increased $38 thousand and $9 thousand, respectively, largely driven by origination growth and additions to the branch office network. Other operating costs declined $62 thousand to $1.6 million, or 3.6%, and were principally related to lower loan related losses.

For the three months ended December 31, 2008, the mortgage segment reported a net loss of $94 thousand, a $236 thousand reduction in loss from the $330 thousand net loss for the same quarter in 2007. Originations declined 7.1% from the same period last year, resulting in a decrease in loan revenue of $170 thousand, or 7.3%. Lower originations are principally attributable to economic turbulence within the residential mortgage lending industry. Loan payoff and early payment default expenses totaled $183 thousand during the period, a byproduct of the current lending conditions. Total noninterest expenses decreased $486 thousand. Of this decrease, $223 thousand related to salaries and benefits, a function of reduced commission expense relating to decreased loan originations. Other operating expenses decreased $181 thousand principally as a result of loan related losses incurred during the same period last year.

On a linked quarter basis, mortgage segment net income declined by $169 thousand from net income of $75 thousand in the third quarter of 2008 to a net loss of $94 thousand for the quarter ended December 31, 2008. Gains on the sale of loans declined $645 thousand, or 23.1%, while originations fell 18.5% due to prevalent industry economic factors and the closing of a branch production office. The higher percentage decline in gains on loan sales relative to loan originations is principally due to the distribution of loan originations to less profitable products from the prior quarter. Loan payoff and early payment default expenses increased $24 thousand from the prior quarter as a result of the residential lending conditions and the declining interest rate environment. Salaries and benefits declined $312 thousand as the result of the decline in originations. Operating expenses and furniture and equipment expenses each decreased $28 thousand and $29 thousand, respectively, from the prior quarter. Occupancy expenses declined $17 thousand, principally due to the closing of a branch office.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (43 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Fredericksburg , Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Bank and Trust Company also operates a loan production office in Manassas. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 14, 2008, the Company completed the previously announced merger of its affiliate Prosperity Bank & Trust Company into Union Bank and Trust Company (“Union Bank”).

On October 31, 2008, the Company completed the previously announced merger of its affiliate Bay Community Bank into Union Bank.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Year Ended
	12/31/08	12/31/07	09/30/08	12/31/08	12/31/07
Results of Operations
Interest and dividend income	$32,905	$35,989	$34,012	$135,095	$140,996
Interest expense	14,239	16,973	13,758	57,222	65,251

Net interest income	18,666	19,016	20,254	77,873	75,745
Provision for loan losses	3,077	1,173	3,667	10,020	1,060

Net interest income after provision for loan losses	15,589	17,843	16,587	67,853	74,685
Noninterest income	6,438	6,402	9,113	30,555	25,105
Noninterest expenses	19,560	19,947	20,109	79,636	73,550

Income before income taxes	2,467	4,298	5,591	18,772	26,240

Income tax expense	193	688	1,336	4,258	6,484

Net income	$2,274	$3,610	$4,255	$14,514	$19,756

Interest earned on loans (FTE)	$29,401	$32,610	$30,610	$121,284	$126,974
Interest earned on securities (FTE)	4,325	4,112	4,273	17,065	16,217
Interest earned on earning assets (FTE)	33,822	36,772	34,903	138,520	144,001
Net interest income (FTE)	19,583	19,799	21,144	81,298	78,750
Interest expense on certificates of deposit	8,860	10,757	8,500	36,654	42,389
Interest expense on interest-bearing deposits	11,202	12,256	10,685	44,298	48,233
Core deposit intangible amortization	481	483	483	1,937	1,868

Net income - community bank segment	$2,366	$3,940	$4,181	$14,474	$20,559
Net income (loss) - mortgage segment	(94)	(330)	75	39	(803)

Key Performance Ratios
Return on average assets (ROA)	0.37%	0.64%	0.71%	0.61%	0.91%
Return on average equity (ROE)	4.08%	6.80%	7.87%	6.70%	9.61%
Efficiency ratio	77.92%	78.48%	68.47%	73.45%	72.93%
Efficiency ratio - community bank segment	75.05%	73.92%	65.52%	70.39%	68.89%
Net interest margin (FTE)	3.52%	3.89%	3.89%	3.79%	4.06%
Yields on earning assets (FTE)	6.08%	7.22%	6.42%	6.46%	7.42%
Cost of interest-bearing liabilities (FTE)	2.90%	3.88%	2.91%	3.06%	3.93%
Noninterest expense less noninterest income/average assets	2.12%	2.38%	1.83%	2.06%	2.24%

Per Share Data
Earnings per share, basic	$0.17	$0.27	$0.32	$1.08	$1.48
Earnings per share, diluted	0.17	0.27	0.31	1.07	1.47
Cash basis earnings per share, diluted	0.19	0.29	0.34	1.16	1.56
Cash dividends paid	0.185	0.185	0.185	0.740	0.725
Market value per share	24.80	21.14	24.00	24.80	21.14
Book value per common share	16.03	15.82	15.82	16.03	15.82
Tangible book value per common share	11.17	10.74	10.90	11.17	10.74
Price to earnings ratio, diluted	36.67	19.73	19.46	23.18	14.38
Price to book value ratio	1.55	1.34	1.52	1.55	1.34
Weighted average shares outstanding, basic	13,512,755	13,377,186	13,482,030	13,477,760	13,341,741
Weighted average shares outstanding, diluted	13,626,783	13,445,789	13,536,670	13,542,948	13,422,139
Shares outstanding at end of period	13,570,970	13,438,334	13,523,136	13,570,970	13,438,334

Financial Condition
Assets	$2,551,932	$2,301,397	$2,448,165	$2,551,932	$2,301,397
Loans, net of unearned income	1,874,088	1,747,820	1,865,667	1,874,088	1,747,820
Earning Assets	2,217,135	2,059,330	2,213,682	2,217,135	2,059,330
Goodwill	56,474	56,474	56,474	56,474	56,474
Core deposit intangibles, net	9,613	11,550	10,094	9,613	11,550
Deposits	1,926,999	1,659,578	1,814,160	1,926,999	1,659,578
Stockholders’ equity	273,798	212,082	213,949	273,798	212,082
Tangible common equity	151,577	144,058	147,381	151,577	144,058

	Three Months Ended			Year Ended
	12/31/08	12/31/07	09/30/08	12/31/08	12/31/07
Averages
Assets	$2,468,198	$2,255,299	$2,391,010	$2,379,403	$2,167,123
Loans, net of unearned income	1,865,992	1,713,402	1,840,979	1,817,755	1,637,573
Loans held for sale	18,134	22,635	24,682	24,320	21,991
Securities	296,137	279,200	289,784	289,248	274,886
Earning assets	2,212,479	2,019,705	2,161,566	2,143,646	1,941,231
Deposits	1,858,847	1,668,656	1,779,414	1,765,833	1,651,479
Certificates of deposit	972,888	904,167	915,349	935,398	897,886
Interest-bearing deposits	1,585,641	1,378,282	1,505,718	1,493,069	1,367,602
Borrowings	369,802	356,236	378,126	377,601	291,742
Interest-bearing liabilities	1,955,443	1,734,518	1,883,844	1,870,670	1,659,344
Stockholders’ equity	221,737	210,656	215,040	216,622	205,525
Tangible common equity	147,488	142,417	148,235	147,587	140,883

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$24,420	$18,556	$21,650	$19,336	$19,148
Add: Recoveries	113	102	60	340	340
Less: Charge-offs	2,114	495	957	4,200	1,212
Add: Provision for loan losses	3,077	1,173	3,667	10,020	1,060

Ending balance of allowance for loan losses	$25,496	$19,336	$24,420	$25,496	$19,336

Allowance for loan losses/total outstanding loans	1.36%	1.11%	1.31%	1.36%	1.11%
Nonperforming Assets
Nonaccrual loans	$14,412	$9,436	$15,848	$14,412	$9,436
Other real estate and foreclosed properties	7,140	693	1,293	7,140	693

Total nonperforming assets	21,552	10,129	17,141	21,552	10,129
Loans > 90 days and still accruing	3,082	905	2,738	3,082	905

Total nonperforming assets and loans > 90 days and still accruing	$24,634	$11,034	$19,879	$24,634	$11,034

Nonperforming assets/total outstanding loans	1.15%	0.58%	0.92%	1.15%	0.58%
Allowance for loan losses/nonperforming assets	118.30%	190.90%	142.47%	118.30%	190.90%

Other Data
Mortgage loan originations	$84,682	$91,198	$103,948	$424,601	$371,873
% of originations that are refinances	35.64%	46.17%	28.50%	38.48%	42.33%
End of period full-time employees	670	690	679	670	690
Number of full-service branches	59	58	58	59	58
Number of community banks (subsidiaries)	3	5	4	3	5
Number of full automatic transaction machines (ATM’s)	152	144	150	152	144

Alternative Performance Measures (1)
Net income	$2,274	$3,610	$4,255	$14,514	$19,756
Plus: Core deposit intangible amortization, net of tax	313	314	314	1,259	1,214

Cash basis operating earnings	$2,587	$3,924	$4,569	$15,773	$20,970

Average assets	$2,468,198	$2,255,299	$2,391,010	$2,379,403	$2,167,123
Less: Average goodwill	56,474	56,214	56,474	56,474	52,807
Less: Average core deposit intangibles	9,846	12,025	10,331	10,568	11,835

Average tangible assets	$2,401,878	$2,187,060	$2,324,205	$2,312,361	$2,102,481

Average equity	$221,737	$210,656	$215,040	$216,622	$205,525
Less: Average goodwill	56,474	56,214	56,474	56,474	52,807
Less: Average core deposit intangibles	9,846	12,025	10,331	10,568	11,835
Less: Average preferred equity	7,929	—	—	1,993	—

Average tangible common equity	$147,488	$142,417	$148,235	$147,587	$140,883

Cash basis earnings per share, diluted	$0.19	$0.29	$0.34	$1.16	$1.56
Cash basis return on average tangible assets	0.43%	0.71%	0.78%	0.68%	1.00%
Cash basis return on average tangible common equity	6.98%	10.93%	12.26%	10.69%	14.88%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

(Dollars in thousands, except share amounts)

	2008	2007
ASSETS:
Cash and cash equivalents
Cash and due from banks	$144,625	$54,716
Interest-bearing deposits in other banks	903	662
Money market investments	122	303
Other interest-bearing deposits	2,598	2,598
Federal funds sold	289	—

Total cash and cash equivalents	148,537	58,279

Securities available for sale, at fair value	309,711	282,699

Loans held for sale	29,424	25,248

Loans, net of unearned income	1,874,088	1,747,820
Less allowance for loan losses	25,496	19,336

Net loans	1,848,592	1,728,484

Bank premises and equipment, net	77,425	75,741
Other real estate owned	7,140	694
Core deposit intangibles, net	9,613	11,550
Goodwill	56,474	56,474
Other assets	65,016	62,228

Total assets	$2,551,932	$2,301,397

LIABILITIES
Noninterest-bearing demand deposits	$274,829	$281,405
Interest-bearing deposits
NOW accounts	201,317	217,809
Money market accounts	361,138	156,576
Savings accounts	93,559	100,885
Time deposits of $100,000 and over	452,297	453,243
Brokered CDs	66,709	—
Other time deposits	477,150	449,660

Total interest-bearing deposits	1,652,170	1,378,173

Total deposits	1,926,999	1,659,578

Securities sold under agreements to repurchase	68,282	82,049
Other short-term borrowings	55,000	200,837
Trust preferred capital notes	60,310	60,310
Long-term borrowings	150,000	69,500
Other liabilities	17,543	17,041

Total liabilities	2,278,134	2,089,315

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, shares authorized 59,000; issued and outstanding, 59,000 shares at December 31, 2008 and none at December 31, 2007	590	—
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,570,970 shares at December 31, 2008 and 13,409,192 shares at December 31, 2007	18,055	17,879
Surplus	101,719	40,758
Retained earnings	155,140	152,238
Warrants	2,808	—
Discount on preferred stock	(2,790)	—
Accumulated other comprehensive (loss) income	(1,724)	1,207

Total stockholders’ equity	273,798	212,082

Total liabilities and stockholders’ equity	$2,551,932	$2,301,397

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Interest and dividend income:
Interest and fees on loans	$29,216	$32,492	$120,642	$126,514
Interest on Federal funds sold	64	8	98	614
Interest on deposits in other banks	17	10	39	57
Interest on money market investments	—	1	1	4
Interest on other interest-bearing deposits	2	32	49	135
Interest and dividends on securities:
Taxable	2,271	2,210	9,068	8,945
Nontaxable	1,335	1,236	5,198	4,727

Total interest and dividend income	32,905	35,989	135,095	140,996

Interest expense:
Interest on deposits	11,202	12,257	44,298	48,234
Interest on Federal funds purchased	2	224	380	1,224
Interest on short-term borrowings	709	2,395	4,407	6,618
Interest on long-term borrowings	2,326	2,097	8,137	9,175

Total interest expense	14,239	16,973	57,222	65,251

Net interest income	18,666	19,016	77,873	75,745
Provision for loan losses	3,077	1,173	10,020	1,060

Net interest income after provision for loan losses	15,589	17,843	67,853	74,685

Noninterest income:
Service charges on deposit accounts	2,300	2,203	9,154	7,793
Other service charges, commissions and fees	1,652	1,631	6,637	6,157
Gains (losses) on securities transactions, net	—	(15)	29	586
Gains on sales of loans	2,153	2,317	11,120	8,817
Gains (losses) on sales of other real estate and bank premises, net	(46)	(121)	1,826	187
Other operating income	379	387	1,789	1,565

Total noninterest income	6,438	6,402	30,555	25,105

Noninterest expenses:
Salaries and benefits	9,741	9,978	43,126	38,765
Occupancy expenses	1,778	1,712	6,960	6,085
Furniture and equipment expenses	1,249	1,306	4,988	4,816
Other operating expenses	6,792	6,951	24,562	23,884

Total noninterest expenses	19,560	19,947	79,636	73,550

Income before income taxes	2,467	4,298	18,772	26,240
Income tax expense	193	688	4,258	6,484

Net income	$2,274	$3,610	$14,514	$19,756
Amortization of discount on preferred stock	18	—	18	—
Net income available to common shareholders	$2,256	$3,610	$14,496	$19,756

Earnings per share, basic	$0.17	$0.27	$1.08	1.48

Earnings per share, diluted	$0.17	$0.27	$1.07	1.47

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months Ended December 31,
	2008			2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Yield/ Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$181,308	$2,271	4.98%	$173,564	$2,210	5.05%	$193,371	$2,546	5.23%
Tax-exempt	114,829	2,054	7.12%	105,636	1,902	7.14%	95,970	1,757	7.26%

Total securities	296,137	4,325	5.81%	279,200	4,112	5.84%	289,341	4,303	5.90%
Loans, net (2)(3)	1,865,992	29,135	6.21%	1,713,402	32,276	7.47%	1,554,662	29,837	7.61%
Loans held for sale	18,134	266	5.84%	22,635	334	5.86%	21,738	285	5.21%
Federal funds sold	27,878	92	1.31%	662	8	5.00%	10,826	600	5.33%
Money market investments	101	—	0.00%	241	1	1.71%	196	—	0.53%
Interest-bearing deposits in other banks	1,639	2	0.41%	967	10	4.07%	980	13	5.26%
Other interest-bearing deposits	2,598	2	0.26%	2,598	31	4.76%	2,598	35	5.27%

Total earning assets	2,212,479	33,822	6.08%	2,019,705	36,772	7.22%	1,880,341	35,073	7.40%

Allowance for loan losses	(24,799)			(18,896)			(19,168)
Total non-earning assets	280,518			254,490			227,071

Total assets	$2,468,198			$2,255,299			$2,088,244

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
Checking	$211,566	276	0.52%	$210,929	334	0.63%	$209,178	318	0.60%
Money market savings	304,910	1,932	2.52%	160,084	971	2.41%	173,356	997	2.28%
Regular savings	96,277	134	0.55%	103,102	194	0.75%	108,566	240	0.88%
Certificates of deposit:
$100,000 and over	434,549	4,047	3.70%	449,333	5,545	4.90%	431,727	5,297	4.87%
Under $100,000	538,339	4,813	3.56%	454,834	5,212	4.55%	437,717	4,841	4.39%

Total interest-bearing deposits	1,585,641	11,202	2.81%	1,378,282	12,256	3.53%	1,360,544	11,693	3.41%
Other borrowings	369,802	3,037	3.27%	356,236	4,717	5.25%	222,441	3,724	6.26%

Total interest-bearing liabilities	1,955,443	14,239	2.90%	1,734,518	16,973	3.88%	1,582,985	15,417	3.86%

Noninterest-bearing liabilities:
Demand deposits	273,206			290,374			292,357
Other liabilities	17,812			19,751			16,279

Total Liabilities	2,246,461			2,044,643			1,891,621
Stockholders’ equity	221,737			210,656			196,623

Total liabilities and stockholders’ equity	$2,468,198			$2,255,299			$2,088,244

Net interest income		$19,583			$19,799			$19,656

Interest rate spread (4)			3.18%			3.34%			3.54%
Interest expense as a percent of average earning assets			2.56%			3.33%			3.25%
Net interest margin			3.52%			3.89%			4.15%
(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Foregone interest on previously charged off credits of $350 thousand has been excluded for 2006.
(4)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Year Ended December 31,
	2008			2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Securities:
Taxable	$178,221	$9,068	5.09%	$173,942	$8,945	5.14%	$188,461	$9,883	5.24%
Tax-exempt	111,027	7,997	7.20%	100,944	7,272	7.20%	89,407	6,546	7.32%

Total securities	289,248	17,065	5.90%	274,886	16,217	5.90%	277,868	16,429	5.91%
Loans, net (1)(2)	1,817,755	119,914	6.60%	1,637,573	125,628	7.67%	1,489,794	111,771	7.50%
Loans held for sale	24,320	1,370	5.63%	21,991	1,346	6.12%	25,129	1,572	6.26%
Federal funds sold	8,217	98	1.19%	2,852	614	5.53%	8,837	1,438	5.35%
Money market investments	153	1	0.40%	217	4	1.94%	151	3	2.24%
Interest-bearing deposits in other banks	1,355	23	1.73%	1,116	57	5.12%	1,104	57	5.13%
Other interest-bearing deposits	2,598	49	1.87%	2,596	135	5.18%	2,598	129	4.96%

Total earning assets	2,143,646	138,520	6.46%	1,941,231	144,001	7.42%	1,805,481	131,399	7.28%

Allowance for loan losses	(21,830)			(18,666)			(18,468)
Total non-earning assets	257,587			244,558			211,055

Total assets	$2,379,403			$2,167,123			$1,998,068

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
Checking	$218,349	1,352	0.62%	$206,748	$1,316	0.64%	$204,023	911	0.45%
Money market savings	238,540	5,708	2.39%	158,461	3,708	2.34%	175,163	3,945	2.25%
Regular savings	100,782	584	0.58%	104,507	820	0.78%	116,569	1,061	0.91%
Certificates of deposit:
$100,000 and over	435,807	17,363	3.98%	446,662	22,024	4.93%	387,023	17,603	4.55%
Under $100,000	499,591	19,291	3.86%	451,224	20,366	4.51%	405,930	16,210	3.99%

Total interest-bearing deposits	1,493,069	44,298	2.97%	1,367,602	48,234	3.53%	1,288,708	39,730	3.08%
Other borrowings	377,601	12,924	3.42%	291,742	17,017	5.83%	220,632	12,711	5.85%

Total interest-bearing liabilities	1,870,670	57,222	3.06%	1,659,344	65,251	3.93%	1,509,340	52,441	3.47%

Noninterest-bearing liabilities:
Demand deposits	272,764			283,877			284,094
Other liabilities	19,347			18,377			14,074

Total Liabilities	2,162,781			1,961,598			1,807,508
Stockholders’ equity	216,622			205,525			190,560

Total liabilities and stockholders’ equity	$2,379,403			$2,167,123			$1,998,068

Net interest income		$81,298			$78,750			$78,958

Interest rate spread (3)			3.40%			3.49%			3.81%
Interest expense as a percent of average earning assets			2.67%			3.36%			2.90%
Net interest margin			3.79%			4.06%			4.37%

(1)	Nonaccrual loans are included in average loans outstanding.
(2)	Foregone interest on previously charged off credits of $464 thousand has been excluded for 2006.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%